EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Executive Vice President, Treasurer, & Chief Financial Officer Giant Industries, Inc.
          (480) 585-8888

FOR IMMEDIATE RELEASE

March 22, 2005


      GIANT INDUSTRIES, INC. ANNOUNCES SALE OF 1,000,000 SHARES OF
                            ITS COMMON STOCK

Scottsdale, AZ - March 22, 2005 - Giant Industries, Inc. (NYSE: GI) today announced that it has agreed to sell 1,000,000 shares of its common stock to Banc of America Securities LLC, subject to customary closing conditions. All shares are being offered by the Company. Banc of America Securities LLC will act as sole underwriter for the offering. The Company intends to use the net proceeds from this offering to redeem a portion of its 11% senior subordinated notes due 2012 through the exercise of the "equity clawback" provisions of the indenture governing the notes.

The shares of common stock will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the prospectus supplement relating to these securities may be obtained, when available, from Banc of America Securities LLC, Attn:
Prospectus Department, 100 West 33rd Street, New York, New York 10001, Tel (646) 733-4166 or via e-mail at dl-prospectusdistribution@bofasecurities.com.

Company Information and Forward Looking Statements

Giant, headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "may," "project," "predict," "will," variations of such words and phrases, and other similar expressions. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: our success in completing the offering of common stock; our success in completing the redemption of the existing notes; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstances.